Exhibit 99.1

Conference Call Script
LQDT 2Q07

Good Afternoon and Welcome to Liquidity Services, Inc.’s Earnings Release Conference Call for the Fiscal Second Quarter for the three months ending March 31, 2007.  During this call we will refer to Liquidity Services, Inc. as LSI.  Presenting today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer.

This conference call is also being broadcast through the Internet and is available through the Investor Relations section of the Liquidity Services, Inc. Website.

Before we begin, I’d like to remind you that matters discussed on this call contain forward-looking statements that involve risks and uncertainties concerning LSI’s expected financial performance as well as LSI’s strategic and operational plans. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks and uncertainties include a variety of factors, some of which are beyond our control. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future, and we undertake no obligation to update these statements after this call.

Please refer to our SEC filings as well as our current earnings release posted a few minutes ago on our website, for a more detailed description of the risk factors that may affect our results. Copies of these documents may be obtained from the SEC or by visiting the investor relations section of our website.

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures.  These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.  We believe these non-GAAP measures provide useful information to both management and investors.  These measures, however, should not be considered a substitute for, or superior to, GAAP results.  A reconciliation of all non-GAAP measures included in this conference call, to the nearest GAAP measure, can be found in the financial tables included in the press release.

We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes GMV and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Good afternoon.

As detailed in our earnings press release, Q2 was another strong quarter for Liquidity Services. Overall GMV grew 37% YOY, adjusted EBITDA grew 23% YOY and adjusted diluted EPS increased 25% YOY.

Our overall strategic objective is to develop the largest and most efficient online marketplace for reverse supply chain merchandise and during Q2 our team achieved a few noteworthy milestones. Q2 was the first quarter we eclipsed $60 million of GMV and surpassed 600,000 registered buyers. The dedication and teamwork of our employees have enabled us to continue to diversify and strengthen our overall business as we continue to build the market leading company in our space.

For this release we have added supplemental slides which we will refer to by number during the presentation. These slides are also available on our website for anyone who wishes to download them directly.

As depicted in slide 4, the mix of our business has changed dramatically. Our commercial business is now LSI’s largest and fastest growing segment at approximately 48% of GMV up from 25% in the prior year period. Our DoD surplus business now represents slightly more than 25% of our GMV and our DoD scrap business, which we view as a separate and distinct business from surplus, now stands at approximately 23% of total GMV during Q2.

As depicted in slide 5, this mix shift to commercial continues to be driven primarily by increased penetration of existing client relationships due to increasing acceptance of our e-commerce platform as an industry “best practice” by large corporations. We believe our approach to serving this market is stimulating increased demand for our service offering.

We achieve this by openly sharing transaction data with our clients and using fully aligned pricing models in which we share in revenue and upside created with our large sellers through consignment and profit sharing arrangements.

Our end-to-end solution delivers high customer value by combining all the required services to store, market, sell, ship and pay for goods in a single offering on the internet.

Our focus on serving the needs of large sellers in the reverse supply chain is also a key competitive advantage for LSI. With over 750,000 completed B2B transactions, we possess unique knowledge, skills and data that are highly credible with large corporations.

When you combine all of these factors, our online marketplace enjoys “network” effects which helps fuel our continued growth.

As depicted in slide number 6, we believe that as we continue to scale we are able to deliver increasing value to both sellers and buyers which further strengthens our competitive position in the marketplace. We refer to this self reinforcing growth dynamic as the “LSI Network Effect.” Our growing buyer liquidity, value added services and merchandising expertise are increasingly attractive to sellers versus alternative methods. As the breadth and volume of goods in our marketplace expands professional buyers benefit from using our marketplace as a one-stop-shop to source goods to sustain a profit in their own business.

This dynamic is evident in the acceleration in the growth of our commercial business. As depicted in slide 7 GMV associated with our commercial business has averaged 29% sequential quarterly growth over the last 6 quarters which represents total growth of approximately 261% over the last 18 months. During Q2 our commercial GMV grew by $8.5 M or 42% sequentially from Q1. Our current modest penetration of existing commercial clients gives us a significant opportunity to continue to rapidly grow our commercial business.

In line with the strong demand for our services, we have made numerous recent investments for future growth. For example, during Q2, we hired a new general manager for our commercial Asset Recovery Division, expanded our commercial sales and account management teams and opened a new leased office facility in Washington D.C. to support our growth. We expect to realize significant operating leverage on these fixed investments in the next several quarters.

Our DOD scrap business also continues to grow at an attractive rate. As depicted in slide 8, scrap GMV has averaged 14.5% sequential quarterly growth over the last 6 quarters which represents total growth of approximately 96% over the last 18 months. In particular, we continue to benefit from improvements we are making in the sorting and merchandising of scrap metal categories that we bring to market.

A passion and focus of LSI is maximizing auction results for our sellers.

As depicted on slide 9, our team continues to maintain a highly liquid and competitive buyer base for large lots of less-than-new merchandise. Our critical mass of professional buyers enables us to price reverse supply chain merchandise efficiently in 500 product categories. We leverage our growing transaction and buyer database to develop smart business rules to connect the right information with the right buyer audience for everything we sell to maximize buyer participation. As shown on slide 9, our internal goal is to attract at least three auction participants per transaction. We continue to exceed this target and have consistently averaged approximately 5 auction participants for every lot we sell. This compares to only 1-2 in consumer marketplaces. The quality and depth of our unique buyer base drives high conversion rates in our marketplace. For example, 85% to 90% of everything we list sells in a cash transaction the first time. This compares to 50% or less in consumer auction marketplaces.

As you may imagine, there is a wide variety of goods that flow through our online marketplace. This is fueled by the fact that approximately 6% of everything that is sold in traditional retail outlets is returned and the number is twice as high in online retail.

Depicted in slide number 10, are just a few examples of the auctions we completed during Q2 in our Liquidation.com marketplace. Our online auction marketplace offers sellers the ability to sell large lots of store returned and shelf pulled merchandise in a competitive and transparent manner. Our large and active buyer base provide sellers with true market pricing in product categories such as consumer electronics, general retail merchandise and apparel items such as you see here.

As depicted in slide 11, our govliquidation.com marketplace also continues to exhibit strong demand for offered products such as scrap metal, professional equipment and IT assets to deliver top pricing to our government clients such as the DOD. Some of our scrap auctions regularly exceed over $1 million which is very exciting for our clients.

I will now turn the presentation over to Jim Rallo, our CFO and Treasurer.

Thanks Bill

As depicted on slide 13, the Company continues to experience strong top line growth.  The amount of gross merchandise volume or GMV transacted through our marketplaces increased $16.2 million, or 36.9%, to $60.0 million for the three months ended March 31, 2007 from $43.8 million for the three months ended March 31, 2006. We believe this increase is attributable to our investment in our sales and marketing organization, the acquisition of STR on October 16, 2006, as well as increased market acceptance by corporate sellers and professional buyers of our online marketplaces as an efficient channel to auction and purchase wholesale, surplus and salvage assets, which resulted in 160.7% growth in our commercial market place over the same period last year. In addition, our scrap contract, which generated 27.8% of our revenue and 22.9% of our gross merchandise volume for the three months ended March 31, 2007, grew 62.0% from the three months ended March 31, 2006.  The growth of our commercial and scrap businesses was partially offset by a 33.3% decrease in our surplus business for the three months ended March 31, 2006 compared to the three months ended March 31, 2007.

Revenue increased $12.2 million, or 32.8%, to $49.3 million for the three months ended March 31, 2007 from $37.1 million for the three months ended March 31, 2006.  This increase was primarily due to the items driving GMV growth.

Cost of goods sold (excluding amortization) increased $9.1 million, or 350.8%, to $11.7 million for the three months ended March 31, 2007 from $2.6 million for the three months ended March 31, 2006. As a percentage of revenue, cost of goods sold (excluding amortization) increased to 23.7% for the three months ended March 31, 2007 from 7.0% for the three months ended March 31, 2006.  This increase was primarily due to an increase in merchandise we purchased for our own account and the acquisition of STR.

Profit-sharing distributions decreased $3.0 million, or 14.4%, to $17.7 million for the three months ended March 31, 2007 from $20.7 million for the three months ended March 31, 2006. As a percentage of revenue, profit-sharing distributions decreased to 36.0% for the three months ended March 31, 2007 from 55.8% for the three months ended March 31, 2006. This decrease is a result of faster growth in our commercial business, where most of our sellers have adopted our consignment model, as well as a decrease in the amount of profits we are required to pay the DoD under our surplus contract, which was modified on September 12, 2006.

Technology and operations expenses increased $3.7 million, or 77.2%, to $8.4 million for the three months ended March 31, 2007 from $4.7 million for the three months ended March 31, 2006. As a percentage of revenue, these expenses increased to 17.1% for the three months ended March 31, 2007 from 12.8% for the three months ended March 31, 2006. The increase was primarily due to the addition of 141 technology and operations personnel needed to support the increased volume of transactions and merchandise discussed above for our commercial business, where we added four distribution centers over the last 12 months. The increase as a percentage of revenue is primarily the result of 45 of the 141 additional operating personnel, which were needed to support our inventory assurance program under the Surplus Contract in conjunction with the contract modification on September 12, 2006, as well as less than optimal utilization of our distribution center network, where we have invested over the last 12 months to support continued growth in our commercial business.

Sales and marketing expenses increased $1.1 million, or 53.6%, to $3.2 million for the three months ended March 31, 2007 from $2.1 million for the three months ended March 31, 2006. As a percentage of revenue, these expenses increased to 6.6% for the three months ended March 31, 2007 from 5.7% for the three months ended March 31, 2006. This increase was primarily due to our hiring of 16 additional sales and marketing personnel and $0.4 million in increased expenditures on marketing and promotional activities, the majority of which were needed to support the growth of our commercial business.

General and administrative expenses increased $0.8 million, or 27.5%, to $4.0 million for the three months ended March 31, 2007 from $3.2 million for the three months ended March 31, 2006. The increase was primarily due to (1) costs of $0.1 million related to additional accounting, legal, insurance, compliance and other expenses related to being a public company, (2) expenses of $0.4 million related to the adoption of Statement 123(R) and (3) costs of $0.2 million for executive and administrative staff to support our growth and the requirements of being a public company. As a percentage of revenue, these expenses decreased to 8.2% for the three months ended March 31, 2007 from 8.6% for the three months ended March 31, 2006, as a result of operating efficiencies gained from fixed costs, such as corporate staff, which were spread over a larger revenue base.

As shown on slide 14, the Company continues to have strong cash flow growth.  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA increased $0.9 million or 23% to $4.7 million for the three months ended March 31, 2007 from $3.8 million for the three months ended March 31, 2006.

Slide 15 depicts the Company’s continued achievement of better than 30% bottom line growth.  Adjusted net income increased $0.8 million, to $2.8 million for the three months ended March 31, 2007 from $2.0 million for the three months ended March 31, 2006.  As a percentage of revenue, adjusted net income increased to 5.6% for the three months ended March 31, 2007 from 5.3% for the three months ended March 31, 2006.

Adjusted diluted earnings per share increased $0.02 to $0.10 for the three months ended March 31, 2007, based on 28.5 million diluted weighted average shares outstanding, from $0.08 and 25.1 million diluted weighted average shares outstanding for the three months ended March 31, 2006.

I will now discuss the Company’s other key operating metrics, which are presented on slide 16.  I have already touched on GMV, which management believes allows us to monitor the success of our marketing programs, as well as our lotting and merchandising strategies.

During the last 12 months, we also benefited from our ability to more effectively market assets to potential buyers as we gained transaction experience and industry knowledge in the vertical product segments auctioned through our marketplaces. Our marketing efforts resulted in an approximate 33.5% increase in registered buyers to approximately 613,000 at March 31, 2007 from approximately 459,000 at March 31, 2006.

Auction Participants, which consist of registered buyers who have bid in an auction during the period, and are counted more than once if they bid in more than one auction, increased to a record 287,000 for the three months ended March 31, 2007, representing an increase of 26,000 or approximately 10% over the 261,000 Auction Participants for the three months ended March 31, 2006.

Completed Transactions increased 9% to approximately 52,000 for the three months ended March 31, 2007 from approximately 48,000 for the three months ended March 31, 2006.  In addition, the Company has seen a significant increase in average transaction value to $1,144 for the three months ended March 31, 2007 from $912 for the three months ended March 31, 2006.  This 25% increase is being driven by our buyers, who are looking for larger merchandise lots, especially in our scrap business.

As shown on slide 17, the Company continues to have a strong balance sheet.  At March 31, 2007, LSI had $60.2 million of cash, current assets of $80.1 million and total assets of $102.2 million.  The Company continues to be debt free with current liabilities of $26.6 million and long-term liabilities of $1.5 million, for total liabilities of $28.1 million at March 31, 2007.  Stockholders Equity totaled $74.1 million at March 31, 2007.

The management team is providing the following guidance for the next quarter and fiscal year 2007.  The following forward-looking statements are based on current business trends and our current operating environment, including (i) the reengineering of certain business and inventory processes in our Surplus business with the Department of Defense (DoD), which has resulted in a slow down of property received by the DoD, and that we anticipate a modest increase in the flow of these goods over the next two quarters from the quarter ended March 31, 2007; (ii) the fact that we believe we have yet to realize the full potential of recent significant investments in new distribution centers, personnel, and value-added services necessary to support a much larger commercial business in the future, which has resulted in less than optimal profitability in the near term; and (iii) the acquisition of STR, Inc., which closed on October 16, 2006.  Our results may be materially affected by changes in business trends and our operating environment, as well as by other factors, including investments we expect to make in our infrastructure and value-added services to support new business in both commercial and public sector markets.

Our Scrap contract with the DoD includes an incentive feature, which can increase the amount of profit sharing distribution we receive from 20% up to 22%.  Payments under this incentive feature are based on the amount of scrap we sell for the DoD to small businesses during the preceding 12 months as of June 30th of each year.  Therefore, we will record this benefit, to the extent achieved for the 12 months ended June 30, 2007, in the quarter ended June 30, 2007.  We are eligible to receive this incentive in each year of the term of the Scrap contract. For the purposes of providing guidance regarding our projected financial results for fiscal year 2007, we have assumed that we will receive this incentive in the quarter ended June 30, 2007.  In addition, there are incentive features in our Surplus contract that allow us to earn up to an additional 5.5% of the profit sharing distribution above our new base rate of 25%, which began December 1, 2006.  For the purposes of providing guidance regarding our projected financial results for fiscal year 2007, we have assumed that we will not receive any of the Surplus contract incentive payments, as the period we would be eligible to record such incentive may not occur until the fourth quarter of fiscal year 2007 or the first quarter of fiscal year 2008.

Our guidance adjusts EBITDA and Diluted EPS for the effects of the adoption of FAS 123 (R), which we estimate to be approximately $525,000 to $575,000 for each of the remaining quarters in fiscal year 2007.

We expect GMV for fiscal year 2007 to range from $230 million to $235 million, which is an increase from the $220 million to $225 million range provided last quarter.  We expect GMV for Q3-07 to range from $58 million to $60 million.

We expect Adjusted EBITDA for fiscal year 2007 to range from $19.5 million to $20.5 million, which is an increase from the $19.0 million to $20.0 million range provided last quarter.  We expect Adjusted EBITDA for Q3-07 to range from $5.6 million to $5.8 million.

We estimate Adjusted Earnings Per Diluted Share for fiscal year 2007 to range from $0.41 to $0.42, which is an increase from the $0.40 to $0.42 range provided last quarter.  In Q3-07, we estimate Adjusted Earnings Per Diluted Share to be approximately $0.12.

I will now turn our discussion back over to Bill.

Thanks, Jim.  At this time, we will open up the call for questions.